Exhibit (a)(1)(A)

VINCERX PHARMA, INC.

260 SHERIDAN AVENUE, SUITE 400

PALO ALTO, CALIFORNIA 94306

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR

NEW RESTRICTED STOCK UNITS

VINCERX PHARMA, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR

NEW RESTRICTED STOCK UNITS

This offer and withdrawal rights will expire at 5:00 p.m., U.S. Pacific Time,

on Wednesday, September 11, 2024, unless extended.

By this Offer to Exchange Eligible Options for New Restricted Stock Units (as the context requires, this document and the actions taken hereby, the “Exchange Offer” or the “Offer”), Vincerx Pharma, Inc., which we refer to in this document as “we,” “us,” “Vincerx,” or the “Company”) is giving each Eligible Holder (as defined below) the opportunity to exchange an Eligible Option (as defined below) for a New RSU (as defined below) as discussed below and in the attached disclosure document for the Exchange Offer beginning on page 17 (the “Offering Memorandum”).

The “Expiration Time” of the Offer is 5:00 p.m. U.S. Pacific Time on Wednesday, September 11, 2024. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, either you are employed by Vincerx or are providing service as a consultant to Vincerx (each, an “Employee”); and

•	you continue to be an Employee as of the first business day following the Expiration Time.

An “Eligible Option” is an option, that:

•	is held by an Eligible Holder;

•	is outstanding as of the date the Exchange Offer commences and remains outstanding as of the Expiration Time; and

•	was granted under our 2020 Stock Incentive Plan (the “2020 Plan”).

Eligible Options include stock options held by Eligible Holders that were repriced on the date of our Special Meeting of Stockholders on August 12, 2024 (“Special Meeting”) to have an exercise price per share equal to 100% of the closing price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on the date of the Special Meeting” (the “Repriced Options”).

See the Offering Memorandum below for additional information regarding the terms of the Exchange Offer, including without limitation the information in Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 2 (“Purpose of The Exchange Offer; Additional Considerations”).

Terms of New RSUs. If you choose to participate in the Exchange Offer and tender your Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Each New RSU will not have an exercise or purchase price. Each New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of New RSUs you receive will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The exchange ratio is the same for all Eligible Holders and is further discussed below.

•	Each New RSU will be granted under the 2020 Plan.

•

Each New RSU will vest as follows: (i) any New RSUs granted in exchange for vested Eligible Options and unvested Eligible Options that would have vested in calendar year 2024 will vest in full on December 1, 2024, (ii) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2025 will vest in full on September 1, 2025, (iii) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2026 will vest in full on September 1, 2026, and (iv) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2027 will vest in full on September 1, 2027. In any case, you must remain in the service of Vincerx continuously from the grant date through the applicable vesting date to vest in the New RSUs on that date and vesting will accelerate upon the same events specified in the terms of the applicable Eligible Options which they replace (e.g., acceleration upon certain change in control and/or involuntary termination events). Except as otherwise provided by these vesting acceleration provisions, in the event that your service with Vincerx terminates for any reason prior to the vesting date of any unvested portion of your New RSUs, such unvested portion shall expire on your termination date.

Exchange Ratio. The number of shares subject to Eligible Options that an Eligible Holder must surrender in order to receive a New RSU for one share is referred to as an “exchange ratio.” The exchange ratio will be 1.3 Eligible Options for 1 New RSU, which was calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that it was determined in a manner intended to result in the grant of New RSUs with an aggregate fair value that approximates the aggregate fair value of the Eligible Options the New RSUs replace, calculated based as on the closing price of our common stock on Nasdaq on the date of the Special Meeting.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”), Section 7 (“Price Range of Our Common Stock”) and Section 8 (“Information Concerning Us; Financial Information”) of the Offering Memorandum for additional information.

Process to Participate. The commencement date of the Exchange Offer is scheduled for Tuesday, August 13, 2024. Participation in the Exchange Offer is voluntary. If you have received multiple option grants from Vincerx that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender for exchange as few or as many of your Eligible Option grants as you wish, provided that for each Eligible Option grant, you must elect to tender all of none of the shares subject to such Eligible Option.

•

Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New RSUs will be granted with the terms described above effective as of the close of trading on the first business day following the Expiration Time.

•

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 5:00 p.m. U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended), by one of the following two means:

•	By Hand (during normal business hours on business days)

To: Gabriela Jairala, Vice President, Investor Relations & Corporate Communications and Chief of Staff

•	By Email (By PDF or similar imaged document file) (at any time prior to the Expiration Time)

To: Gabriela Jairala, Vice President, Investor Relations & Corporate Communications and Chief of Staff, at gabriela.jairala@vincerx.com

You are responsible for making sure that the Election Form is delivered properly as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

See “Risk Factors” beginning on page 14 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New RSUs.

Shares of our common stock are quoted on Nasdaq under the symbol “VINC.” On August 12, 2024, the closing price of our common stock as reported on Nasdaq was $0.5485 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, or other documents relating to the Exchange Offer) to Gabriela Jairala, Vice President, Investor Relations & Corporate Communications and Chief of Staff at gabriela.jairala@vincerx.com.

IMPORTANT

We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum.

The statements in this document concerning the Eligible Options, the 2020 Plan, and the New RSUs are summaries of the material terms but are not complete descriptions thereof. The full text of these documents has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and we strongly encourage you to review such documents. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding the Tender Offer Statement on Schedule TO of which the Exchange Offer is a part (the “Schedule TO”).

Although the Company’s Board of Directors (the “Board”) has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions of the Exchange Offer described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (nor any committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

v

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Restricted Stock Units and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q19.	What happens if my employment or service with Vincerx terminates prior to the Expiration Time?	10

Q20.	Will I owe taxes if I participate in the Exchange Offer?	10

Q21.	Will I owe taxes if I do not participate in the Exchange Offer?	11

Q22.	What will happen to my Eligible Options if I participate in the Exchange Offer?	11

Q23.	Is it possible for my New RSUs to become underwater?	11

Q24.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?	11

Q25.	How long do I have to decide whether to participate in the Exchange Offer?	11

Q26.	How do I tender my Eligible Options for exchange?	12

Q27.	When and how can I withdraw previously tendered Eligible Options?	12

Q28.	How will I know whether you have received my Election Form or my Notice of Withdrawal?	13

Q29.	What will happen if I do not return my Election Form by the deadline?	13

Q30.	What if I have any questions regarding the Exchange Offer?	13

Q1. Why is Vincerx making the Exchange Offer?

Equity awards are a critical component of our ability to attract and retain the talented and experienced executives, employees, and other service providers needed to successfully pursue our goals. We believe that equity awards help link pay to performance by encouraging our executives, employees, and service providers to work toward our success and align their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our common stock.

As a result of the significant decline in our stock price over the last three and a half years, the exercise price of all of the stock options held by our employees as of August 12, 2024, is above (in many cases significantly above) the market price of our common stock, with approximately 60% of such grants having an exercise price in excess of $7.00 per share, and approximately 25% of such grants having an exercise price in excess of $12.00 per share. Many of these grants have been outstanding and underwater for a number of years.

This means that our historically granted stock options may have little or no perceived value to those who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals. As a result, our Board of Directors (the “Board”), based on the recommendation of the Compensation Committee of the Board, approved a one-time stock option repricing and exchange program (the “Repricing and Exchange Program”) which we submitted to our stockholders for approval at our Special Meeting of Stockholders on August 12, 2024 (the “Special Meeting”). Under the Repricing and Exchange Program, (1) effective as of the date of the Special Meeting, the exercise price per share of all outstanding stock options that were held by our current employees, including executive officers and individuals currently providing service as consultants, under our 2020 Stock Incentive Plan, as amended (the “2020 Plan”) was reduced to an amount equal to the closing price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on the date of the Special Meeting, subject to certain terms and conditions including a “retention period” (the “Repricing”), and (2) we have the ability to offer Eligible Holders the opportunity to surrender their Eligible Options (as defined below) in exchange for the grant of restricted stock units under the 2020 Plan (“RSUs”).

Our stockholders approved the Repricing and Exchange Program at the Special Meeting, and accordingly, all outstanding stock options held by Eligible Holders as of the Special Meeting that had an exercise price per share greater than $0.5485 were amended to reduce the exercise price per share to $0.55, the closing price of our common stock on Nasdaq on the date of the Special Meeting, subject to certain terms and conditions including a “retention period” (the “Repriced Options”). We are now launching this Exchange Offer to give Eligible Holders the ability to exchange Eligible Options for RSUs.

The Board believes that the Repricing and Exchange Program permits us to enhance long-term stockholder value by restoring competitive incentives to the Eligible Holders so that they are further motivated to complete and deliver on our important strategic and operational initiatives. Because Eligible Holders who elect to surrender options in the Exchange Offer will receive RSUs covering fewer shares than the exchanged option, the Exchange Offer will reduce our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of common stock outstanding). Any net shares from the Exchange Offer would return to the 2020 Plan and be available to use for equity awards in the future. See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, you are either employed by Vincerx or are providing service as a consultant to Vincerx (each, an “Employee”); and

•	you continue to be an Employee as of the first business day following the Expiration Time.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender for exchange outstanding Eligible Options.

An “Eligible Option” is an option that:

•	is held by an Eligible Holder;

•	was granted under our 2020 Plan; and

•	is outstanding as of the date the Exchange Offer commences and remains outstanding as of the Expiration Time.

Q4. How do RSUs differ from stock options?

The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs

What they are	The right to purchase a fixed number of shares of Vincerx common stock at a fixed exercise price for a fixed period of time.	The right to receive shares of Vincerx common stock in the future at no exercise or purchase price.

How they work

Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising means you buy the stock at the applicable exercise price (for Repriced Options, this exercise price will depend on when you exercise the option).

If the price of our common stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after payment of applicable taxes).

However, when our stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of Vincerx common stock is issued to you at no cost to you, other than withholding taxes (for employees) associated with the RSU. The value you receive for an RSU upon issuance of the common stock will be based on the then-current Vincerx stock price. Once our stock is issued to you following the vesting of the RSU, subject to the automatic sale of shares necessary to cover your tax withholding obligations as described below, you can either keep it as an investment or sell it.

Q5. Will the terms and conditions of my New RSUs be the same as my exchanged options?

No. The terms and conditions of your New RSUs, including the vesting schedule of your New RSUs, will be different from the exchanged Eligible Options. The tax treatment of the New RSUs will also differ significantly from the tax treatment of your exchanged Eligible Options. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information. In addition, the vesting terms of your New RSUs will differ depending on when the Eligible Option to which the New RSU relates was originally scheduled to vest. New RSUs will be granted under the 2020 Plan and will be subject to a notice of restricted stock unit award and restricted stock unit agreement provided to you (the “New RSU Grant Documents”), a form of which is filed with the SEC as an exhibit to the Schedule TO.

The terms of your options are set forth in the notice of stock option grant and stock option agreement provided to you around the time of grant of your option and, if your option is a Repriced Option, as modified by the Repricing as set forth in the Repricing Notice provided to you (the “Repricing Notice”), a form of which is filed with the SEC as an exhibit to the Schedule TO (collectively, “Option Grant Documents”).

Q6. How many New RSUs will I receive for the Eligible Options I exchange?

The number of New RSUs will be determined using an exchange ratio. The exchange ratio represents the number of New RSUs you will receive in exchange for each Eligible Option that you surrender. The exchange ratio will be 1.3 for 1, meaning that we will grant you one New RSU in exchange for each 1.3 Eligible Options tendered in the Exchange Offer, which was calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that it was determined in a manner intended to result in the grant of New RSUs with an aggregate fair value that approximates the aggregate fair value of the Eligible Options the New RSUs replace, calculated based on the closing trading price of our common stock on Nasdaq on the date of the Special Meeting. Such a value-neutral fair value exchange is intended to balance the compensatory goals of the Exchange Offer and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders, and minimizing the accounting expense of the grants of New RSUs.

New RSUs for fractional shares will not be granted and cash will not be paid for any fractional shares. New RSUs calculated according to the exchange ratio that result in fractional shares will be rounded to the nearest whole share of our common stock.

For example, if you tender in the Exchange Offer an Eligible Option to purchase 1,000 shares of common stock, you will receive 769 RSUs promptly following the Expiration Time.

Q7. Will my New RSUs have an exercise or purchase price?

Your New RSUs will not have an exercise or purchase price. Each New RSU will represent your right to receive a number of shares of our common stock upon vesting based on the exchange ratio. See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information. If your New RSU vests in accordance with the vesting schedule described below and set forth in the applicable New RSU Grant Documents, you will automatically be issued the shares subject to the New RSUs, as described in the New RSU Grant Documents. A portion of the shares issued to you will be automatically sold on the market to satisfy the applicable tax withholding obligations relating to the New RSU vesting and share issuance, as further described in the New RSU Grant Documents.

See Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8. When will my New RSUs vest?

The vesting terms of your New RSUs will differ based on when the applicable Eligible Option was originally scheduled to vest. New RSUs granted in exchange for Eligible Options will vest as follows: (i) any New RSUs granted in exchange for vested Eligible Options and unvested Eligible Options that would have vested in calendar year 2024 will vest in full on December 1, 2024, (ii) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2025 will vest in full on September 1, 2025, (iii) any New

RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2026 will vest in full on September 1, 2026, and (iv) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2027 will vest in full on September 1, 2027. However, in each case, you must remain in the service of Vincerx continuously from the grant date through each vesting date to vest in the New RSU on that date and vesting will accelerate upon the same events specified in the terms of the applicable Eligible Options which they replace (e.g., acceleration upon certain change in control and/or involuntary termination events). Except as otherwise provided by these vesting acceleration provisions, in the event your service with Vincerx terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date. Your New RSU Grant Documents will contain the vesting details of your New RSUs.

Q9. Do I need to exercise my New RSUs in order to receive shares?

No. Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your New RSUs vest in accordance with the vesting schedule described above and set forth in the applicable New RSU Grant Documents, you will automatically receive the vested shares subject to the New RSUs. Generally, shares subject to New RSUs that do not vest will be forfeited to Vincerx, as determined in accordance with the 2020 Plan.

Q10. If I participate in the Exchange Offer, when will my New RSUs be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New RSUs for your Eligible Options as to which you properly made a valid election (and did not validly revoke that election), effective as of the first business day following the Expiration Time (such date, the “New RSU Grant Date”), which is currently expected to be Thursday, September 12, 2024).

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q11. What happens to my New RSUs if I terminate my employment or service with Vincerx?

Vesting of your New RSUs will generally cease upon termination of your continuous service with Vincerx for any reason, and any unvested portion of your New RSUs will be forfeited and the shares will return to the 2020 Plan. However, your New RSUs provide for vesting acceleration upon certain scenarios when your service is involuntarily terminated, to the same extent as provided in the applicable Eligible Options which the New RSUs replaced.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or service with Vincerx. The terms of your employment or service with Vincerx remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employment or service until the Expiration Time and/or the New RSU Grant Date or thereafter during the vesting period of the New RSUs. In addition, we cannot provide any assurance that your employment or service with Vincerx will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) for more information.

Q12. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to all their current terms (including, for Repriced Options, the applicable new exercise price and Retention Period (as defined below) set forth in the Repricing Notice and summarized below).

If you hold Repriced Options that you choose not to exchange for New RSUs in the Exchange Offer, pursuant to the terms of the Repricing, you must remain in the continuous employment or service with the Company until the end of the Retention Period in order to exercise any portion of the vested Eligible Option at the $0.55 per share exercise price. If you exercise a vested Repriced Option prior to the end of the Retention Period, you will be required to pay a premium exercise price equal to the original exercise price per share of the Eligible Options.

The “Retention Period” means the earliest of (i) 12 months following the Special Meeting Date (i.e., August 12, 2025); (ii) the consummation of a Change in Control (as defined in the 2020 Plan); (iii) termination of your employment or service with the Company due to death or Disability (as defined in the 2020 Plan); or (iv) or the Company’s termination of your employment or service with the Company other than for cause (as defined in the original Notice of Stock Option Grant and Stock Option Agreement for the Repriced Option(s)).

Q13. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including without limitation the information in Section 2 ( “Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Us; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”), and Section 15 (“Additional Information”), of the Offering Memorandum. You should seek your own outside legal counsel, accountant, and/or financial advisor for further advice. No one from Vincerx or any of our subsidiaries is, or will be, authorized to provide you with advice, recommendations, or additional information in this regard.

In addition to reviewing the materials provided, please note the following:

1.	The number of shares issuable under your New RSUs will be determined based on an exchange ratio of 1.3 Eligible Options for 1 New RSU.

2.

Options provide value upon exercise only if our common stock price is higher than the applicable exercise price per share. RSUs provide value upon vesting and issuance equivalent to our then-current stock price and do not require that our common stock price be above a certain price. However, it is possible that are some point in the future, Eligible Options you choose to exchange could be economically more valuable than the New RSUs received by you in the Exchange Offer.

3.

New RSUs granted in the Exchange Offer are subject to new vesting schedules, even if the Eligible Options you exchange were fully vested. Therefore, it is possible that you may never receive shares in respect of your New RSUs.

4.

You should carefully consider the tax consequences of the New RSUs. In general, the New RSUs will be taxed when they vest and shares are issued to you. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for advice on these matters.

Please also review the “Risk Factors” that appear after this Section. There are no guarantees of our future stock performance or the price of our common stock at or following the Expiration Time.

Q14. How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of August 12, 2024, including as adjusted to reflect the Repricing. You can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule, and other information by contacting Kevin Haas, Controller & Vice President, Finance in person or at kevin.haas@vincerx.com or by logging into your E*Trade account at www.etrade.com.

Q15. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding unexercised Eligible Options. An option that has been fully exercised is no longer outstanding.

Q16. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part prior to the Expiration Time, the entire remaining unexercised portion of the Eligible Option could be tendered for exchange in the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. Can I tender for exchange a portion of an unexercised Eligible Option?

No. Partial exchange of an unexercised Eligible Option grant will not be permitted. If you elect to tender an Eligible Option for exchange, you must tender all of the unexercised portion of that Eligible Option. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q18. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be able to participate in the Exchange Offer. See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q19. What happens if my employment or service with Vincerx terminates prior to the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your continued service with Vincerx terminates for any reason on or prior to the first business day following the Expiration Time (the New RSU Grant Date), you will no longer be eligible to participate in the Exchange Offer, we will not accept your Eligible Options for exchange, and you will not be eligible for New RSUs. In that case, generally you may exercise your existing Eligible Options to the extent they are vested for a limited time after your termination date and in accordance with their terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Vincerx or any of our subsidiaries. The terms of your service with Vincerx and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the New RSU Grant Date or thereafter. In addition, we cannot provide any assurance that your employment or service with Vincerx will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) of the Offering Memorandum for more information.

Q20. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of the Exchange Offer nor the grant of your New RSUs will be a taxable event for U.S. federal income tax purposes. Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Options, and as a result of participating in the Exchange Offer, your tax liability could be higher than if you had kept your Eligible Options. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of RSUs.

You should consult with your own tax advisor for additional information about your personal tax situation and the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering for exchange their Eligible Options to consult with their own tax advisors with respect to the federal, state, local, and foreign tax consequences of participating in the Exchange Offer and receiving New RSUs.

Q21. Will I owe taxes if I do not participate in the Exchange Offer?

In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information. You should consult with your own tax advisor for additional information about your personal tax situation.

Q22. What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all of your Eligible Options tendered by you and accepted by us for exchange in the Exchange Offer and promptly thereafter we will grant you New RSUs.

Q23. Is it possible for my New RSUs to become underwater?

No. Since New RSUs do not have an exercise or purchase price, New RSUs will never become underwater, but the value of the New RSUs may change with fluctuations in our stock price.

Q24. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the Expiration Time.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the Expiration Time explaining why your tendered option did not qualify as an Eligible Option or otherwise was not accepted for exchange.

Q25. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended). No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Time of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new Expiration Time no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Time.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q26. How do I tender my Eligible Options for exchange?

If you are an Eligible Holder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form to the attention of Gabriela Jairala, Vice President, Investor Relations & Corporate Communications and Chief of Staff, by hand (during normal business hours on normal business days), or by email (by PDF or similar imaged document file) to gabriela.jairala@vincerx.com (at any time prior to the Expiration Time).

You do not need to return your stock option grant notices and agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. Your New RSU Grant Documents relating to your New RSUs following the New RSU Grant Date will be made available to you via E*Trade; if you do not have an E*Trade account, we will send them to you directly.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by hand or by email (by PDF or similar imaged document file). If your delivery is by hand, it must be delivered during normal business hours on business days. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person, department, or email address indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered option grants following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q27. When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time prior to the Expiration Time at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended), and unless we have accepted the Eligible Options pursuant to the Exchange Offer within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (the “Notice of Withdrawal”) with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as set forth in Question Q26 above.

If you miss this deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal we receive prior to the Expiration Time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in the Exchange Offer as discussed in Question Q26 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q28. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time of the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding and subject to their current terms (including, for Repriced Options, the applicable new exercise price and Retention Period set forth in the Repricing Notice). Please refer to Question 12 above for more information. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q30. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at Vincerx’s expense) to gabriela.jairala@vincerx.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer.

Risks Related to the Exchange Offer

The exchange ratio used in the Exchange Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratio for the Eligible Options in the Exchange Offer is based on the Black-Scholes option pricing model and relies on numerous assumptions. The valuation method that we use for establishing the exchange ratio is designed to estimate, for accounting purposes, a fair value of options as of the date the exchange ratio is calculated and is not a prediction of the future value that might be realized through Eligible Options or New RSUs.

You should be aware that option valuation is inherently difficult to estimate and imprecise. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we use for purposes of this Exchange Offer may not be the same as those used by others and, therefore, our valuation of the Eligible Options, the New RSUs, and/or the exchange ratio may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

Your cancelled Eligible Options may be worth more than the New RSUs that you receive in exchange.

Because the New RSUs you receive will cover fewer shares than the number of shares outstanding under your Eligible Options, it is possible that, at some point in the future, due to increases in our stock price, those Eligible Options would have been more economically valuable than the New RSUs granted pursuant to the Exchange Offer.

Whether you will be in a better position if you surrender your Eligible Options for New RSUs instead of retaining your Eligible Options depends on many factors, including the number of Eligible Options you hold, the number of New RSUs that you would receive in exchange for your Eligible Options, the exercise price of your Eligible Options, the value of our common stock in the future, how long you remain in service with us, and the expiration date of your Eligible Options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.

If your service with Vincerx terminates before your New RSUs vest, you will not be able to receive value for your unvested New RSUs, but may have been able to receive value for the Eligible Options you exchanged for the New RSUs.

Because a new vesting schedule will apply to the New RSUs which is different than the vesting schedule for Eligible Options exchanged, if your service with Vincerx terminates after receiving the New RSUs but before they vest, you may not be able to realize value from your New RSUs, but could have received value for the Eligible Options you exchanged. For example, if you exchange vested Eligible Options and our stock price increases to above the exercise per share of the Eligible Options you exchanged, you would have been able to exercise the Eligible Options, but if your service with Vincerx terminates shortly after receiving the New RSUs, then they will not be vested and you will receive no value from being granted the New RSUs.

You may incur additional taxes in connection with the New RSUs for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options and restricted stock units, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 14, 2024, and June 30, 2024, filed with the SEC on August 8, 2024, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

Section 1. Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Vincerx Pharma, Inc. (“we,” “us,” “Vincerx,” or the “Company”) is offering certain optionholders the opportunity to exchange certain options for new restricted stock units. As described in this Section 1 of this Offering Memorandum (“Offer to Exchange Eligible Options for New RSUs”) (this “Offering Memorandum”), Eligible Options that are tendered prior to the Expiration Time (each defined below) and accepted by us will be exchanged for New RSUs in exchange for an Eligible Holder’s agreement to accept the terms of the New RSUs. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer” or the “Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of award holders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, you are either employed by Vincerx or are providing service as a consultant to Vincerx (each, an “Employee”); and

•	you continue to be an Employee as of the first business day following the Expiration Time.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to the first business day following the Expiration Time, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on such date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

Your employment or service with us will remain “at-will” regardless of your participation in the Exchange Offer and can be terminated by you or us at any time.

Eligible Options

An “Eligible Option” is an option that:

•	is held by an Eligible Holder;

•	is outstanding as of the date the Exchange Offer commences and remains outstanding as of the Expiration Time; and

•	was granted under our 2020 Stock Incentive Plan (the “2020 Plan”).

An Eligible Option includes a stock option held by an Eligible Holder that was repriced on the date of our Special Meeting of Stockholders on August 12, 2024 (“Special Meeting”) to have an exercise price per share equal to 100% of the closing price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on the date of the Special Meeting, subject to certain terms and conditions including a “retention period” (the “Repriced Options”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender your Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Each New RSU will not have an exercise or purchase price. Each New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of New RSUs you receive will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The exchange ratio is the same for all Eligible Holders and is further discussed below.

•

Each New RSU will be granted under our 2020 Plan and subject to a notice of restricted stock unit award and restricted stock unit agreement provided to you (the “New RSU Grant Documents”), a form of which is filed with the SEC as an exhibit to the Schedule TO (as defined below).

Each New RSU will vest as follows: (i) any New RSUs granted in exchange for vested Eligible Options and unvested Eligible Options that would have vested in calendar year 2024 will vest in full on December 1, 2024, (ii) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2025 will vest in full on September 1, 2025, (iii) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2026 will vest in full on September 1, 2026, and (iv) any New RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2027 will vest in full on September 1, 2027. In any case, you must remain in the service of Vincerx continuously from the grant date through the applicable vesting date to vest in the New RSUs on that date and vesting will accelerate upon the same events specified in the terms of the applicable Eligible Options which they replace (e.g., acceleration upon certain change in control and/or involuntary termination events). Except as otherwise provided by these vesting acceleration provisions, in the event that your service with Vincerx terminates for any reason prior to the vesting date of any unvested portion of your New RSUs, such unvested portion shall expire on your termination date.

Exchange Ratio applicable to New RSUs

The exchange ratio in the Exchange Offer represents the number of New RSUs you will receive in exchange for each Eligible Option that you surrender. The exchange ratio will be 1.3 Eligible Options for 1 New RSU, which was calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that it was determined in a manner intended to result in the grant of New RSUs with an aggregate fair value that approximates the aggregate fair value of the Eligible Options the New RSUs replace, calculated based on the closing trading price of our common stock on Nasdaq on the date of the Special Meeting. Such an exchange is intended to balance the compensatory goals of the Exchange Offer and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders, and minimizing the accounting expense of the grants of New RSUs. New RSUs for fractional shares will not be granted and cash will not be paid for any fractional shares. New RSUs calculated according to the exchange ratio that result in fractional shares will be rounded to the nearest whole share of our common stock.

For example, if you tender in the Exchange Offer an Eligible Option to purchase 1,000 shares of common stock, you will receive 769 RSUs promptly following the Expiration Time.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024, unless and until we, in our sole discretion, extend the expiration of the Exchange Offer, such time and date referred to as the “Expiration Time.” See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options prior to the Expiration Time, such Eligible Options will remain subject to their current terms. Keep in mind that if you hold Repriced Options that you choose not to exchange for New RSUs in the Exchange Offer, the terms of the Repriced Options provide that you must remain in the continuous employment or service with the Company until the end of the Retention Period (as defined below) in order to exercise any portion of the vested Repriced Option at the $0.55 per share exercise price. If you exercise a vested Repriced Option prior to the end of the Retention Period, you will be required to pay a premium exercise price equal to the original exercise price per share of the Repriced Options.

The “Retention Period” means the earliest of (i) 12 months following the Special Meeting Date (i.e., August 12, 2025); (ii) the consummation of a Change in Control (as defined in the 2020 Plan); (iii) termination of your employment or service with the Company due to death or Disability (as defined in the 2020 Plan); or (iv) or the Company’s termination of your employment or service with the Company other than for cause (as defined in the original Notice of Stock Option Grant and Stock Option Agreement for the Repriced Option(s)).

Section 2. Purpose of the Exchange Offer; Additional Considerations.

Equity awards are a critical component of our ability to attract and retain the talented and experienced executives, employees, and other service providers needed to successfully pursue our goals. We believe that equity awards help link pay to performance by encouraging our executives, employees, and service providers to work toward our success and align their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our common stock.

As a result of the significant decline in our stock price over the last three and a half years, the exercise price of all of the stock options held by our employees as of August 12, 2024, is above (in many cases significantly above) the market price of our common stock, with approximately 60% of such grants having an exercise price in excess of $7.00 per share, and approximately 25% of such grants having an exercise price in excess of $12.00 per share. Many of these grants have been outstanding and underwater for a number of years.

This means that our historically granted stock options may have little or no perceived value to those who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals. As a result, our Board of Directors (the “Board”), based on the recommendation of the Compensation Committee of the Board, approved a one-time stock option repricing and exchange program (the “Repricing and Exchange Program”), which we submitted to our stockholders for approval at our Special Meeting. Under the Repricing and Exchange Program, (1) effective as of the date of the Special Meeting, the exercise price per share of all outstanding stock options that were held by our current employees, including executive officers and individuals currently providing service as consultants, under our 2020 Plan was reduced to an amount equal to the closing price of our common stock on Nasdaq on the date of the Special Meeting, subject to certain terms and conditions including the Retention Period (the “Repricing”), and (2) on a future date on or after the Special Meeting, we have the ability to offer Eligible Holders the opportunity to surrender their Eligible Options in exchange for the grant of New RSUs.

Our stockholders approved the Repricing and Exchange Program at the Special Meeting, and accordingly, all outstanding stock options held by eligible holders as of the Special Meeting that had an exercise price per share greater than $0.5485 were amended to reduce the exercise price per share to $0.55, the closing price on the date of the Special Meeting, subject to certain terms and conditions including the Retention Period. We are now launching this Exchange Offer to give Eligible Holders the ability to exchange Eligible Options for New RSUs.

The Board believes that the Repricing and Exchange Program permits us to enhance long-term stockholder value by restoring competitive incentives to the Eligible Holders so that they are further motivated to complete and deliver on our important strategic and operational initiatives. Because Eligible Holders who elect to surrender Eligible Options in the Exchange Offer will receive New RSUs covering fewer shares than the exchanged option, the Exchange Offer will reduce our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of common stock outstanding). Any net shares from the Exchange Offer would return to the 2020 Plan and be available to use for equity awards in the future.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws.

In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences, or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we currently have no plans, proposals or negotiations that would result in any of the following. We continue to require significant financing in order to pursue our business strategy and may consider extraordinary corporate transactions, asset purchases or dispositions, debt or equity transactions, restructurings, mergers or other transactions in the ordinary course of our business. The implementation or consummation of any such transactions could increase the number of outstanding shares of our common stock, cause our stockholders to experience substantial dilution, and/or depress the market price of our common stock.

•	any extraordinary corporate transaction, such as a material merger, reorganization, or liquidation, involving us;

•	any purchase, sale, or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any material change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT EXPRESS ANY OPINION OR MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended), by one of the two following means:

By Hand (during regular business hours on regular business days):

To: Gabriela Jairala, Vice President, Investor Relations & Corporate Communications and Chief of Staff

By Email (By PDF or similar imaged document file) (at any time prior to the Expiration Time):

To Gabriela Jairala, Vice President, Investor Relations & Corporate Communications and Chief of Staff at gabriela.jairala@vincerx.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who tendered the Eligible Option exactly as the Eligible Holder’s name appears on the stock option grant notice and agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option grant notice or award agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New RSUs if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by hand or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024 (or such later date as may apply if the Exchange Offer is extended).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer you must remain an Eligible Holder through the first business day after the Expiration Time.

If you have received multiple option grants from us that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you may only tender all or none of the shares subject to an Eligible Option. You may not tender a portion of the shares subject to an Eligible Option. If you tender one Eligible Option in the Exchange Offer, you do not need to tender any other Eligible Options you may hold.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Vincerx nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

This Exchange Offer is a one-time offer to exchange Eligible Options for New RSUs, and we will strictly enforce this offer period, subject only to any extension of the Expiration Time of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute, and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between Vincerx and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn at the Expiration Time, and we expect to cancel the Eligible Options accepted in exchange for the grant of the New RSUs on the first business day following the Expiration Time (such date, the “New RSU Grant Date”) with the New RSU Terms. If the Expiration Time is extended, then the New RSU Grant Date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that, just as you may tender only all or none of the shares subject to an Eligible Option, you also may only withdraw your election with respect to all or none of the shares subject to an Eligible Option.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time, which is expected to be 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024, unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder of Vincerx, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person and in the manner indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who tendered the Eligible Options to be withdrawn exactly as such Eligible Holder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed with the U.S. Securities and Exchange Commission (“SEC”) a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all optionholders that validly elect to participate in the Exchange Offer.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Time of the Exchange Offer by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New RSUs.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time, which is currently scheduled to expire at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024, unless extended (or if we have not accepted the Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter). We expect to cancel the Eligible Options accepted for exchange in exchange for the grant of the New RSUs on the New RSU Grant Date with the New RSU Terms. If the Exchange Offer is extended, then the New RSU Grant Date will be similarly extended.

Promptly after we grant the New RSUs, we will send each tendering Eligible Holder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange. Your New RSU Grant Documents will be made available to you following the New RSU Grant Date via E*Trade; if you do not have an E*Trade account, we will send them to you directly. We have filed with the SEC a form of this letter and the New RSU Grant Documents as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your service terminates for any reason (including due to your resignation, retirement, involuntary termination, layoff, death or disability), before the first business day following the Expiration Time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a) there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Exchange Offer, the exchange of some or all of the Eligible Options tendered for exchange, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects, or stock ownership;

(b) there shall have been threatened, instituted, or taken, any action, or any approval, exemption, or consent shall have been withheld, or any statute, rule, regulation, judgment, order, or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced, or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency, or tribunal that, in our reasonable judgment, would directly or indirectly:

(i) make it illegal for us to accept some or all of the tendered Eligible Options for exchange, restrict or prohibit consummation of the Exchange Offer, or otherwise relate in any manner to the Exchange Offer;

(ii) delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

(iii) impair the contemplated benefits of the Exchange Offer to us;

(c) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e) the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(f) a tender or Exchange Offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced, or publicly disclosed or we shall have learned that:

(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity, or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

(ii) any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii) any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of Eligible Options;

(g) any change, development, clarification, or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum);

(h) a material loss or interference with our business or properties from fire, explosion, earthquake, flood, or other casualty, whether or not covered by insurance, or from any labor dispute;

(i) any of the situations described above existed at the time of commencement of the Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

(j) changes in the general political, market, economic, or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations, or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

(k) any changes occur in our business, financial condition, assets, income, operations, prospects, or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Exchange Offer are for our benefit. We may assert them prior to the Expiration Time of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time of the Exchange Offer, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock has been traded on Nasdaq under the symbol “VINC.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on Nasdaq during the periods indicated.

Year Ending December 31, 2024	High	Low
First quarter	$8.06	$1.07
Second quarter	$6.60	$0.57

Year Ended December 31, 2023	High	Low
First quarter	$1.51	$0.90
Second quarter	$1.90	$0.88
Third quarter	$1.38	$0.66
Fourth quarter	$1.18	$0.63

Year Ended December 31, 2022	High	Low
First quarter	$10.44	$3.95
Second quarter	$3.93	$1.29
Third quarter	$1.72	$1.03
Fourth quarter	$1.33	$0.64

As of August 12, 2024, we had nine stockholders of record and 30,880,903 shares were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On August 12, 2024, the closing price for our common stock as reported on Nasdaq was $0.5485 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Us; Financial Information.

Information Concerning Us.

We are a clinical-stage biopharmaceutical company committed to developing differentiated and novel therapies to address the unmet medical needs of patients with cancer. We were initially formed on December 19, 2018 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. At our formation, our name was “LifeSci Acquisition Corp.” Following a business combination consummated in December 2020, our name was changed to Vincerx Pharma, Inc.

Our principal offices are located at 260 Sheridan Avenue, Suite 400, Palo Alto, California 94306, USA and our telephone number is (650) 800-6676. Our website address is www.vincerx.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

This Offering Memorandum should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 14, 2024, and June 30, 2024, filed with the SEC on August 8, 2024, which are incorporated herein by reference.

Additional Information.

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and our Quarterly Reports for the quarters ended March 31, 2024, filed with the SEC on May 14, 2024, and June 30, 2024, filed with the SEC on August 8, 2024, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

The non-employee members of our Board of Directors are not eligible to participate in the Exchange Offer. Accordingly, none of our non-employee directors are Eligible Holders or hold Eligible Options and therefore do not beneficially own any securities that are subject to this Exchange Offer.

Our executive officers are eligible to participate in the Exchange Offer on the same terms as all other Eligible Holders. Accordingly, all of our executive officers are Eligible Holders and hold Eligible Options. As of August 12, 2024, after taking into account the Repricing, (i) our executive officers as a group held outstanding Eligible Options to purchase an aggregate of 2,124,500 shares of our common stock with an exercise price of $0.55 per share, and (ii) our Eligible Holders as a group (including our officers who are not executive officers) held outstanding Eligible Options to purchase an aggregate of 5,273,988 shares of our common stock with an exercise price of $0.55 per share.

The following table shows the number of shares subject to options to purchase our common stock that are held by our executive officers as of August 12, 2024, all of which are Eligible Options.

Executive Officers	Number of Shares Underlying Eligible Options	Percentage of All Eligible Options
Ahmed M. Hamdy, M.D. Chairman and Chief Executive Officer	537,500	7.26%
Raquel E. Izumi, Ph.D.
President and Chief Operations Officer	451,500	6.10%
Alexander A. Seelenberger Chief Financial Officer	580,250	7.84%
Tom. C. Thomas General Counsel and Chief Legal Officer	555,250	7.50%
All current executive officers as a group (4 individuals)	2,124,500	28.72%

Note that, as a result of the Repricing, the exercise price per share of all options held by our executive officers was reduced to $0.55 per share effective on August 12, 2024; prior to this time each of the options that were repriced had exercise prices higher than $0.55.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 10, 2024 (the “Annual Meeting Proxy Statement”), our Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 29, 2024, our Definitive Proxy Statement for our Special Meeting of Stockholders, filed with the SEC on July 8, 2024 (as supplemented on August 2, 2024), our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 14, 2024, and June 30, 2024, filed with the SEC on August 8, 2024, and other than (i) outstanding stock options and other equity awards granted to our directors, executive officers, and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports and (ii) compensatory agreements, arrangements and understandings with our executive officers and non-executive directors, as described under the “Compensation of Directors and Executive Officers” heading of the Annual Meeting Proxy Statement, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents, or authorizations.

During the past 60 days, we have not granted any other Eligible Options and no Eligible Options have been exercised; however Eligible Options were amended on August 12, 2024 as a result of the Repricing that was approved by our stockholders at the Special Meeting. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days other than Repricing.

Section 10. Accounting Consequences of the Exchange Offer.

We have adopted the provisions of Financial Accounting Standard Board ASC Topic 718, (“ASC 718”) regarding accounting for share-based payments. Under ASC 718, as a result of the Exchange Offer, we will recognize the grant date fair value of the tendered Eligible Options, plus the incremental compensation cost of the New RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New RSUs over the fair value of the original Eligible Options prior to exchange. The fair value of the New RSUs will be measured as of the New RSU Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost, if any, will be recognized in compensation expense ratably over the vesting period of the New RSUs.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the future price of our common stock. Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Time, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. The New RSUs will be subject to the deduction limit under Section 162(m) of the Code and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act; accordingly, Vincerx will not be entitled to an income tax deduction for any compensation paid pursuant to the New RSUs to “covered employees” under Section 162(m) that is in excess of $1 million per year.

Section 11. Legal Matters; Regulatory Approvals.

The Exchange Offer is required to comply with the SEC’s rules and regulations, including the requirements of Schedule TO. We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of New RSUs as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New RSUs with the New RSU Terms would be subject to obtaining any such governmental approval.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Based on U.S. federal income tax laws in effect on the date of this Exchange Offer, the Exchange Offer is expected to be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and Eligible Holders should recognize no income for U.S. federal income tax purposes upon the surrender of Eligible Options and grant of New RSUs.

Tax Effects of Rejecting the Offer

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

Tax Effects of Accepting the Offer

Neither the acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New RSUs for U.S. federal income tax purposes.

Taxation of Incentive Stock Options

None of the Eligible Options are incentive stock options withing the meaning of Section 422 of the Internal Revenue Code.

Taxation of Non-Statutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain, or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price paid to exercise such NSO. For employee optionholders, such gain will be subject to withholding for income, employment, and payroll taxes, and such withholding must be satisfied as a condition to exercise. Please refer to the grant documents for your Eligible Options and the 2020 Plan for the ways in which this withholding may be satisfied. Subject to the $1 million annual deduction limitations of Section 162(m) of the Code for certain “covered employees” as described above under Section 10 (“Accounting Consequences of the Exchange Offer”), the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the optionholder.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Taxation of Restricted Stock Units

Generally, an individual will not recognize any income, gain or loss on the granting of an RSU. Upon the vesting of an RSU and the issuance of the vested RSU shares, an individual will recognize ordinary income on each issued share equal to the fair market value of the shares on the date of issuance. At the same time for employees who hold RSUs, the Company also typically will have a tax withholding obligation. The Company will satisfy this tax withholding obligation in the manner specified in the terms of the RSU award set forth in the award documentation. For the New RSUs, the New RSU Grant Documents provide for an automatic sale on the market of a portion of the shares otherwise issuable to you under your New RSUs in an amount necessary to satisfy the required tax withholding obligations, referred to as a “sell-to-cover.” This “sell to cover” may not satisfy all taxes that you owe, based on your individual tax situation, as a result of the vesting and issuance of the shares under your New RSU. Please refer to your New RSU Grant Documents for complete information on the ways in which the tax withholding may be satisfied and please consult with your individual tax advisor for information on your individual tax situation.

Subject to the $1 million annual deduction limitations of Section 162(m) of the Code for certain “covered employees” as described above under Section 10 (“Accounting Consequences of the Exchange Offer”), the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the holder of the New RSUs upon share issuance.

If and when an individual sells the stock issued upon the vesting of an RSU, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of issuance, will be treated as a capital gain or loss. If the individual has held those shares for more than one year from the date of issuance, such gain or loss will be a long-term capital gain or loss. If the individual has held those shares for not more than one year from the date of issuance, such gain or loss will be a short-term capital gain or loss.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 6:00 a.m. U.S. Pacific Time on the next business day following the previously scheduled Expiration Time of the Exchange Offer. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time of the Exchange Offer, to terminate the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal, or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which the Exchange Offer is a part (the “Schedule TO”). The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we strongly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 14, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024;

•	our Definitive Proxy Statement for our 2024 Annual Meeting of Stockholders, filed with the SEC on April 10, 2024;

•	our Definitive Proxy Statement for our Special Meeting of Stockholders, filed with the SEC on July 8, 2024 (as supplemented on August 2, 2024);

•	our Current Reports on Form 8-K filed with the SEC on January 16, 2024, March 29, 2024, April 8, 2024, April 25, 2024, April 26, 2024, and May 28, 2024; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 5, 2020, as the description has been updated and superseded by the description of our capital stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024, including any amendments or reports filed for the purposes of updating this description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to gabriela.jairala@vincerx.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 14, 2024, and June 30, 2024, filed with the SEC on August 8, 2024, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL AND QUARTERLY FILINGS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

VINCERX PHARMA, INC.

August 13, 2024